Exhibit 99.1

FOR IMMEDIATE RELEASE

McCORMICK REPORTS FOURTH QUARTER AND FULL YEAR

2012 RESULTS

SPARKS, MD, JANUARY 24, 2013 - McCormick & Company, Incorporated (NYSE:MKC), a global leader in flavor, today reported financial results for the fourth quarter and fiscal year 2012. In addition, the company provided a 2013 outlook for strong sales growth and earnings per share of $3.15 to $3.23.

•	Delivered solid results for fiscal year 2012.

•	Grew sales 9% to reach a record $4 billion. The percentage of sales in emerging markets rose to 14% from 10% in 2011.

•	Increased operating income 7% with higher sales and $56 million in CCI cost savings. This increase, as well as a favorable tax rate led to earnings per share of $3.04.

•	Generated a record $455 million of cash flow from operations.

•	Increased cash returned to shareholders through dividends and share repurchases by 25%.

•	Reported sales growth of 4% in local currency and earnings per share of $1.11 in the fourth quarter of 2012.

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In 2013, expect solid sales growth from innovation and brand marketing initiatives. Projecting earnings per share of $3.15 to $3.23, which reflects an underlying double-digit growth rate driven by higher sales and at least $45 million in CCI cost savings, offset in part by a year-on-year increase in the tax rate and retirement benefit expenses.

Alan D. Wilson, Chairman, President and CEO, commented, “Employees throughout McCormick made strong progress in 2012 with our initiatives to grow sales, improve productivity and generate cash. We met our objectives for both sales growth and earnings per share in 2012, despite a challenging economic environment.

“Sales grew 9%, reaching $4 billion for the first time in our history, up from $2 billion 10 years ago and $1 billion 25 years ago. We had a number of noteworthy accomplishments in 2012. We launched more than 250 new branded items globally and expanded our innovation facilities and capabilities in five countries. We invested nearly $200 million in brand marketing support, twice what we spent in 2005. Including the impact of acquisitions completed in 2011, we took our percentage of sales in emerging markets to 14% in 2012, up from 10% in 2011. Cost savings from our Comprehensive Continuous Improvement program – CCI – reached $56 million. Higher sales and our CCI program led to a 7% increase in operating income and a 9% increase in earnings per share, which also included the benefit of a lower tax rate. With higher profits, as well as improved working capital we generated a record cash flow in 2012. We returned $297 million of cash to shareholders through dividends and share repurchases, bringing the cumulative five-year total to nearly $1 billion. In November 2012, McCormick’s Board approved a 10% increase in the dividend, our 27th consecutive annual increase.

“In the fourth quarter, we had strong sales growth in our Europe, Middle East and Africa region, and a double-digit increase in sales of our consumer products in China. We also had a significant increase in profit from our joint ventures and a favorable tax rate. These areas of strength were offset in part by the unfavorable impact of retailer buying patterns and temporary supply chain disruptions in the Americas region, and lower demand from industrial customers in the Asia/Pacific region. In the Americas, we do not expect any further impact from the fourth quarter supply chain disruptions, and expect the fluctuations in retailer buying patterns, which related largely to past pricing actions, to ease as we head into a period of more moderate material cost inflation.

“Consumer demand for flavor continues to grow. The spice and seasoning category is growing at rates from 3% to 8% in our major markets, and our brand leadership, product innovation and marketing programs have us well-positioned to meet this demand. As we look ahead to 2013, our growth initiatives are expected to drive a strong increase in sales. While we expect higher sales and CCI cost savings to drive underlying profit growth at a double-digit rate, we expect this growth to be impacted by year-on-year increases in our retirement benefit costs and tax rate. Importantly, we do not regard the headwinds from these increases as an impediment to achieving our long-term growth outlook in 2014 and beyond.”

Fiscal Year 2012 Results

The company grew sales 9% for the full year. In local currency the increase was 10%, which was in line with the company’s 2012 objective of 9% to 11% sales growth in local currency. This increase was led by higher pricing and from acquisitions completed in 2011, as well as growth in volume and product mix.

Operating income rose 7% to $578 million in 2012, largely as a result of higher sales. During 2012, the company was able to offset the dollar impact of increased material costs with both pricing and CCI cost savings. CCI cost savings reached $56 million, significantly exceeding an initial target of “at least $40 million.” The company continued to invest in brand marketing support with an increase of $11 million, supplemented with higher spending behind price promotions and coupons. The increase in operating income was also impacted by a $9 million increase in 2012 retirement benefit expenses, as well as the favorable impact of $11 million of acquisition related transaction costs recorded in 2011. The 2012 increase in operating income of 7% was below the company’s initial expectation to grow 9% to 11%, largely due to the mix of sales across businesses, particularly in the fourth quarter.

Earnings per share for the fiscal year was $3.04, within the company’s target range for 2012. Earnings per share rose $0.25 from $2.79 in 2011, with $0.20 from higher operating income and $0.10 from a favorable tax rate, offset by $0.03 in lower income from unconsolidated operations and $0.02 from higher interest expense. The favorable tax rate was primarily the result of a repatriation of cash from foreign subsidiaries, which led to increased foreign tax credits in the U.S.

The Company reported $455 million in net cash flow from operating activities in 2012, a significant increase from $340 million in 2011. Factors behind this increase included higher net income and a minimal increase in inventory compared to a significant increase in 2011, when inventory rose mainly due to higher costs, strategic inventory purchases and acquisitions. The Company returned to its target debt level with an $80 million reduction during 2012. In addition, the Company returned $297 million of cash to shareholders through dividends and share repurchases, a 25% increase from $238 million in 2011.

Fourth Quarter 2012 Results

McCormick’s fourth quarter sales rose 3%, and in local currency the increase was 4% when compared to the year-ago period. Pricing actions taken in response to higher material costs contributed 3% to sales growth, while acquisitions completed late in 2011 added 1%. Volume and product mix was comparable to the fourth quarter of 2011, but varied by region. The increase in volume and product mix was strong in the Europe, Middle East and Africa (EMEA) region and in the Asia/Pacific consumer business, but offset by a modest decline in the Americas region and a reduction in the Asia/Pacific industrial business.

Operating income rose $8 million in the fourth quarter of 2012. In the fourth quarter of 2011, the company recorded $7 million in acquisition related transaction costs. Excluding this impact, operating income in the fourth quarter of 2012 increased slightly from the year ago period. Unfavorable mix of business affected this result as sales growth was strongest in markets with less scale and lower margin. In addition, the company recorded a $4 million charge due to a supplier product quality issue. In 2013, the company expects to recover a portion of this amount through insurance claims.

Fourth quarter earnings per share rose to $1.11 from $0.98 in the year ago quarter with $0.05 of the increase due to higher operating income, $0.06 from a favorable tax rate and $0.02 from an increase in income from unconsolidated operations. The favorable tax rate was the result of the geographic mix of earnings across businesses, as well as a repatriation of cash from foreign subsidiaries, which led to increased foreign tax credits in the U.S.

2013 Financial Outlook

With increased consumer demand for flavor and effective growth strategies, McCormick expects to grow sales, generate CCI cost savings, invest in brand marketing support and deliver solid profit results in 2013, even in a global economic environment that continues to be difficult.

Sales are projected to grow 3% to 5% in local currency, due primarily to higher volume and product mix. The company has a robust pipeline of new products for 2013, that includes new varieties of seasonings blends, grilling products, dessert items and authentic ethnic meals. Plans for increased digital marketing activity and other brand support are designed to build consumer awareness and drive volume. At this time, the impact of pricing and currency on 2013 sales are expected to be minimal, and there is no impact from acquisitions in the company’s guidance. The rate of sales growth in the first quarter of 2013 is likely to be below the expected growth rate for the fiscal year. This is largely due to a difficult year-ago comparison for the industrial business, which grew volume and product mix 10% in the first quarter of 2012.

As the company progresses through the year, material cost inflation is expected to moderate to about 3% in 2013, compared to a high single-digit increase in 2012. The company anticipates that this increase will be offset in part by at least $45 million of cost savings from its CCI program. However, a lower interest rate environment has led to an estimated increase of $22 million in 2013 retirement benefit expense. In total, operating income is expected to grow 6% to 8%. The tax rate in 2012 is expected to be 29.5%, a significant increase from 26.6% in 2012 which included the favorable impact of cash repatriation.

Earnings per share is expected to be in a range of $3.15 to $3.23, an increase of 4% to 6% from 2012 earnings per share of $3.04. Included in this projection is the year-on-year increase in the tax rate and retirement benefit expenses, which are expected to reduce earnings per share $0.23 and lower the growth rate by 8 percentage points. Excluding these factors, higher sales and CCI cost savings are expected to drive a double-digit underlying increase in earnings per share for the fiscal year. As a result of a difficult year-on-year sales comparison for the industrial business and greater pressure from material costs, earnings per share in the first quarter of 2013 is expected to be comparable to the year-ago period, when the company reported $0.55 earnings per share. In fiscal year 2013, the company expects higher profit to lead to another year of strong cash flow. The company plans to update its 2013 fiscal year financial outlook upon the completion of the previously announced agreement to acquire Wuhan Asia-Pacific Condiments Co. Ltd., which is expected to occur in mid-2013.

Business Segment Results

Consumer Business

(in millions)

	Three Months Ended		Twelve Months Ended
	11/30/12	11/30/11	11/30/12	11/30/11
Net sales	$744.1	$724.7	$2,415.3	$2,199.9
Operating income	177.2	164.1	456.1	428.4

Fourth quarter consumer business sales grew 3% when compared to the fourth quarter of 2011. In local currency, sales grew 4% with acquisitions completed in 2011 accounting for about half of the increase. The remaining increase was due to pricing actions, taken primarily in 2011 to offset the impact of higher material costs. Higher volume and product mix in EMEA and the Asia/Pacific regions offset a decline in the Americas.

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Consumer sales in the Americas rose slightly from the year ago period, with no impact from currency. Pricing actions, taken in response to higher material costs, offset a 2% decline in volume and product mix. The company reported in the fourth quarter of 2011 that sales declined approximately 2% as a result of customer purchases in advance of a price increase in the U.S., which created a favorable comparison in the fourth quarter of 2012. While additional fluctuations in customer buying patterns adversely affected the year-on-year sales growth this period, these are expected to ease in 2013 as no major pricing actions are currently planned. Affecting volume to a lesser extent were temporary supply chain disruptions largely due to Hurricane Sandy.

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In the EMEA region, consumer sales grew 3%, and in local currency increased 9%. Higher volume and product mix from the base business added the majority of this increase, led by a strong pace of innovation, brand marketing support and new distribution gained earlier in the year. Exports into the Middle East and Africa also contributed to sales growth this period.

•	Consumer sales in the Asia/Pacific region rose 32%. Excluding the impact of acquisitions and currency, sales grew 7% led by double-digit growth in China.

For the fourth quarter, operating income for the consumer business rose $13 million driven in part by the sales growth and CCI cost savings. Also, in the fourth quarter of 2011, the company recorded $7 million in acquisition related transaction costs.

Industrial Business

(in millions)

	Three Months Ended		Twelve Months Ended
	11/30/12	11/30/11	11/30/12	11/30/11
Net sales	$401.7	$386.0	$1,598.9	$1,497.7
Operating income	23.0	27.9	122.2	111.9

Industrial business sales grew 4% when compared to the fourth quarter of 2011, as a result of pricing actions taken in response to increased material costs. The impact of currency was minimal.

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Industrial sales in the Americas grew 6% as a result of pricing actions and with minimal impact from currency. Increased volume and product mix of seasonings and flavors to food manufacturers and of branded items to foodservice distributors, were offset by lower demand from quick service restaurants in this region.

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In EMEA, industrial sales rose 10%, and in local currency grew 12%. This growth was led by increased demand from quick service restaurants in this region which was particularly strong throughout 2012. In addition, higher prices contributed 5% to sales growth this period.

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In the Asia/Pacific region, industrial sales declined 10%, with minimal impact from currency. This compares to a strong year-on-year increase of 22% in local currency for the fourth quarter of 2011. As in the previous two quarters, sales in the fourth quarter of 2012 reflected a lower level of promotional activity behind certain quick service restaurant menu items flavored by McCormick and fewer new product introductions by these customers.

While industrial business operating income rose 9% for the fiscal year, it declined $5 million in the fourth quarter, primarily due to a $4 million charge related to a supplier quality issue. In 2013, the company expects to recover a portion of this amount. Also, in the fourth quarter of 2012, the mix of business between regions had an unfavorable impact to operating income versus the year-ago period.

Live Webcast

As previously announced, McCormick will hold a conference call with analysts today at 8:00 a.m. ET. The conference call will be webcast live via the McCormick web site. Go to ir.mccormick.com and follow directions to listen to the call and access the accompanying presentation materials. At this same location, a replay of the call will be available following the live call. Past press releases and additional information can be found at this address.

Forward-looking Information

Certain information contained in this release, including statements concerning expected performance such as those relating to net sales, earnings, cost savings, acquisitions and brand marketing support, are “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934. These statements may be identified by the use of words such as “may,” “will,” “expect,” “should,” “anticipate,” “believe” and “plan.” These statements may relate to: the expected results of operations of businesses acquired by us, the expected impact of raw material costs and our pricing actions on our results of operations and gross margins, the expected productivity and working capital improvements, expected trends in net sales and earnings performance and other financial measures, the expectations of pension and postretirement plan contributions, the holding period and market risks associated with financial instruments, the impact of foreign exchange fluctuations, the adequacy of internally generated funds and existing sources of liquidity, such as the availability of bank financing, our ability to issue additional debt or equity securities and our expectations regarding purchasing shares of our common stock under the existing authorizations.

These and other forward-looking statements are based on management’s current views and assumptions and involve risks and uncertainties that could significantly affect expected results. Results may be materially affected by external factors such as damage to our reputation or brand name, business interruptions due to natural disasters or similar unexpected events, actions of competitors, customer relationships and financial condition, the ability to achieve expected cost savings and margin improvements, the successful acquisition and integration of new businesses, fluctuations in the cost and availability of raw and packaging materials, changes in regulatory requirements, and global economic conditions generally which would include the availability of financing, interest, inflation rates and investment return on retirement plan assets, as well as foreign currency fluctuations, risks associated with our information technology systems, the threat of data breaches or cyber attacks, and other risks described in the company’s filings with the Securities and Exchange Commission.

Actual results could differ materially from those projected in the forward-looking statements. The company undertakes no obligation to update or revise publicly, any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by law.

About McCormick

McCormick & Company, Incorporated is a global leader in flavor. With $4 billion in annual sales, the company manufactures, markets and distributes spices, seasoning mixes, condiments and other flavorful products to the entire food industry – retail outlets, food manufacturers and foodservice businesses.

Every day, no matter where or what you eat, you can enjoy food flavored by McCormick. McCormick Brings Passion to Flavor™.

To learn more please visit us at www.mccormickcorporation.com.

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For information contact:

Investor Relations:

Joyce Brooks (410) 771-7244 or joyce_brooks@mccormick.com

Corporate Communications:

Lori Robinson (410) 527-6004 or lori_robinson@mccormick.com

(Financial tables follow)

McCormick & Company, Incorporated

Consolidated Income Statement

for periods ending November 30 (millions except per share data)

	Three Months Ended		Twelve Months Ended
	2012	2011	2012	2011
Net sales	$1,145.8	$1,110.7	$4,014.2	$3,697.6
Cost of goods sold	663.4	631.6	2,396.4	2,175.1

Gross profit	482.4	479.1	1,617.8	1,522.5
Gross profit margin	42.1%	43.1%	40.3%	41.2%
Selling, general and administrative expense	282.2	287.1	1,039.5	982.2

Operating income	200.2	192.0	578.3	540.3
Interest expense	13.9	13.6	54.6	51.2
Other income (expense), net	0.7	(0.1)	2.4	2.3

Income from consolidated operations before income taxes	187.0	178.3	526.1	491.4
Income taxes	46.1	51.1	139.8	142.6

Net income from consolidated operations	140.9	127.2	386.3	348.8
Income from unconsolidated operations	7.6	4.5	21.5	25.4

Net income	$148.5	$131.7	$407.8	$374.2

Earnings per share - basic	$1.12	$0.99	$3.07	$2.82

Earnings per share - diluted	$1.11	$0.98	$3.04	$2.79

Average shares outstanding - basic	132.5	132.9	132.7	132.7
Average shares outstanding - diluted	134.1	134.3	134.3	134.3

McCormick & Company, Incorporated

Consolidated Balance Sheet

at November 30 (millions)

	2012	2011
Assets
Cash and cash equivalents	$79.0	$53.9
Trade accounts receivable, net	465.9	427.0
Inventories	615.0	613.7
Prepaid expenses and other current assets	125.5	128.3

Total current assets	1,285.4	1,222.9
Property, plant and equipment, net	547.3	523.1
Goodwill	1,695.3	1,694.2
Intangible assets, net	323.5	350.0
Investments and other assets	313.9	297.6

Total assets	$4,165.4	$4,087.8

Liabilities
Short-term borrowings and current portion of long-term debt	$392.6	$222.4
Trade accounts payable	375.8	366.6
Other accrued liabilities	419.2	404.3

Total current liabilities	1,187.6	993.3
Long-term debt	779.2	1,029.7
Other long-term liabilities	498.4	446.3

Total liabilities	2,465.2	2,469.3
Shareholders’ equity
Common stock	908.2	821.9
Retained earnings	934.6	838.8
Accumulated other comprehensive loss	(159.9)	(59.0)
Non-controlling interests	17.3	16.8

Total shareholders’ equity	1,700.2	1,618.5

Total liabilities and shareholders’ equity	$4,165.4	$4,087.8

McCormick & Company, Incorporated

Consolidated Cash Flow Statement

for the year ended November 30 (millions)

	2012	2011
Operating activities
Net income	$407.8	$374.2
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	102.8	98.3
Stock-based compensation	20.2	13.0
Income from unconsolidated operations	(21.5)	(25.4)
Changes in operating assets and liabilities	(69.9)	(136.3)
Dividends from unconsolidated affiliates	15.6	16.2

Net cash provided by operating activities	455.0	340.0

Investing activities
Acquisitions of businesses and joint venture interests	—	(441.4)
Capital expenditures	(110.3)	(96.7)
Proceeds from sale of property, plant and equipment	1.3	0.6

Net cash used in investing activities	(109.0)	(537.5)

Financing activities
Short-term borrowings, net	(76.7)	216.7
Long-term debt borrowings	0.8	252.0
Long-term debt repayments	(4.6)	(101.1)
Proceeds from exercised stock options	53.1	58.0
Common stock acquired by purchase	(132.2)	(89.3)
Dividends paid	(164.7)	(148.5)

Net cash (used in) provided by financing activities	(324.3)	187.8

Effect of exchange rate changes on cash and cash equivalents	3.4	12.8

Increase in cash and cash equivalents	25.1	3.1
Cash and cash equivalents at beginning of year	53.9	50.8

Cash and cash equivalents at end of year	$79.0	$53.9